Exhibit 99.1

NEWS RELEASE

To:	Daily Papers, Trade Press	For:	Immediate	Company Contacts:
	Financial and Security Analysts		Release	Financial:	Lee Ahlstrom	713-624-9548
				Media:	James Bartlett	713-624-9354
Burlington Resources Web site: www.br-inc.com						BR0602
BURLINGTON RESOURCES ANNOUNCES 2005 RESULTS
Houston, Texas, Jan. 25, 2006 — Burlington Resources Inc. (NYSE: BR) today announced earnings and production for the fourth quarter and full year of 2005. Estimated fourth-quarter earnings were $927 million, or $2.45 per diluted share, including after-tax charges of $0.09 per diluted share for impairment of natural gas properties in China, $0.09 per share for various compensation programs and $0.05 per share for merger and legal expenses. The fourth-quarter earnings also included an after-tax gain on the sale of Permian Basin Royalty Trust units of $0.20 per share.
This compares to prior-year fourth-quarter earnings of $400 million, or $1.02 per diluted share, which included a $0.15 per share after-tax impairment charge. Net cash provided by operating activities increased to $1,573 million during the fourth quarter from $962 million during the prior year’s fourth quarter. Discretionary cash flow(1) was $1,439 million, compared to $884 million during the prior year’s fourth quarter.
Full-year financial results for 2005 included estimated net income of $2.683 billion, or $7.00 per diluted share, compared to the prior year’s $1.527 billion, or $3.86 per diluted share. Net cash provided by operating activities increased to $4.536 billion, from $3.436 billion in 2004. Discretionary cash flow(1) during 2005 was $4.537 billion, compared to the prior year’s $3.342 billion.
Total production during the fourth quarter of 2005 was 2,887 million cubic feet of natural gas equivalent per day (MMcfed) versus 2,846 MMcfed produced during the prior year’s fourth quarter. Natural gas production was 1,928 million cubic feet per day (MMcfd). Natural gas liquids production was 65.9 thousand barrels per day (Mbd). Oil production was 94.0 Mbd. For the full year, total production increased 1.6 percent on an absolute basis or 4.8 percent on a per-share basis to 2,863 MMcfed, from 2,817 MMcfed in the prior year, despite downtime from major storms in the U.S. and greater than normal industry maintenance requirements in the San Juan Basin that together reduced annual volumes by approximately 40 MMcfed.
Fourth-quarter 2005 price realizations for natural gas were $9.43 per thousand cubic feet (Mcf), compared to $5.97 per Mcf during the prior year’s quarter. Natural gas liquids price realizations were $38.86 per barrel, compared to $29.04 per barrel during the prior year’s quarter. Oil price realizations were $52.80 per barrel, compared to $39.28 per barrel during the prior year’s quarter. Full-year 2005 price realizations for natural gas were $7.22 per Mcf, compared to $5.49 per Mcf during 2004. Natural gas liquids price realizations were $32.88 per barrel, compared to $25.38 per barrel in 2004. Oil price realizations were $50.77 per barrel, compared to $36.25 per barrel in 2004.
Capital expenditures during 2005 totaled $2.687 billion, including $328 million for acquisitions. Burlington has approved a capital budget for 2006 of $3.1 billion, excluding acquisitions.
Additional highlights during 2005 included:
• Proposed Acquisition by ConocoPhillips — On Dec. 12, 2005, ConocoPhillips and Burlington announced that they signed a definitive agreement under which ConocoPhillips would acquire Burlington for consideration that includes $46.50 in cash and 0.7214 shares of ConocoPhillips stock for each share of Burlington stock. The transaction is subject to shareholder and regulatory approval and other customary terms and conditions. It is anticipated that the transaction will be completed during the first half of 2006.
• Volumes — Burlington increased volumes in the U.S. through successful drilling and development in the East Texas Bossier and Barnett Shale plays, and the Bakken trend and Cedar Creek Anticline in the Williston Basin. Volumes in Canada benefited from a successful early ramp-up in the winter 2005 drilling season. Volumes were negatively impacted throughout 2005 by weather events, including an unusually wet winter in the San Juan Basin, hurricanes Katrina and Rita in the Gulf of Mexico, and typhoon activity in the East China Sea. Volumes from Burlington’s Algerian operations were also negatively impacted as a result of certain contractual provisions related to higher oil prices.
• Reserve replacement performance — Total reserves at year-end 2005 increased to 12.5 trillion cubic feet of natural gas equivalent (Tcfe), an increase of 4 percent from 12.0 Tcfe at year-end 2004. Reserve additions from all sources totaled 1,558 billion cubic feet equivalent (Bcfe) and included 1,416 Bcfe from extensions, discoveries, other additions and revisions and 142 Bcfe from acquisitions. The company’s reserve replacement ratio for 2005 was 149 percent from all sources and 136 percent excluding acquisitions, as calculated by dividing the sum of reserve revisions, extensions, discoveries, other additions and acquisitions by 2005 actual production. Burlington’s reserve replacement cost was $1.68 per Mcfe, compared to a three-year average of $1.17 per Mcfe from 2002 through 2004. The increase was primarily attributable to industry service cost inflation and the acquisition of undeveloped lands. Reserve replacement cost was calculated by dividing total oil and gas capital costs, including acquisitions, of $2.614 billion, by the sum of reserve revisions, extensions, discoveries, other additions and acquisitions.
• Drilling Inventory Growth — Through resource studies and acreage acquisitions, Burlington increased its year-end drilling inventory to more than 9 Tcfe, of which approximately 3.4 Tcfe are currently booked as proved undeveloped (PUD) reserves. Total inventory is up from 7 Tcfe at the end of 2004. During 2005 Burlington acquired or committed to acquire more than 600,000 net acres predominantly in North America including the producing and acreage assets of our privately held partner in the highly successful Bossier play. The Bossier acquisition closed as expected on Jan. 4, 2006.
• Share repurchases and dividends — During the fourth quarter Burlington repurchased approximately 2.9 million shares of its common stock for $209 million at an average price of $70.97 per share. For the full year, repurchases totaled approximately 15.7 million shares for $902 million at an average price of $57.36 per share. Burlington’s ordinary share dividend increased by 18 percent during 2005, following a 13 percent increase in 2004.
• Balance sheet strength — Total debt to total capitalization improved to 30 percent at year-end 2005, down from 36 percent the year before. Net debt to total capitalization(1) declined to 4 percent at year-end, from 20 percent the year before. At Dec. 31, 2005 Burlington’s balance sheet included approximately $3.5 billion in cash and cash equivalents, compared to $2.2 billion at the end of 2004.
• Favorable investment returns — Burlington’s return on capital employed(1) increased to 31.9 percent during 2005, from 19.8 percent during 2004. Total shareholder return was 99.4 percent.
2006 Outlook
Production — Burlington expects total production of 2,940 to 3,100 MMcfed during 2006. The company anticipates growth from its North American operations.

	1st-Quarter 2006			Full-Year 2006
	Estimate			Estimate
Gas (MMcfd)
U.S.	1,025	—	1,060	1,085	—	1,125
Canada	785	—	800	785	—	805
International	155	—	170	160	—	190

Total	1,965	—	2,030	2,030	—	2,120
Natural Gas Liquids (Mbd)
U.S.	41.0	—	43.0	42.0	—	44.0
Canada	21.5	—	22.0	21.0	—	22.5
International	0.0	—	0.0	0.0	—	0.0

Total	62.5	—	65.0	63.0	—	66.5
Crude Oil (Mbd)
U.S.	50.5	—	52.5	53.0	—	55.5
Canada	5.5	—	6.0	5.0	—	6.0
International	28.0	—	32.5	31.0	—	35.5

Total	84.0	—	91.0	89.0	—	97.0
Total Equiv. Prod. (MMcfed)	2,845	—	2,965	2,940	—	3,100

North American Natural Gas Hedges — As of Dec. 31, 2005, Burlington had hedged the following volumes of future North American natural gas production using costless price collars or fixed price contracts. All prices are weighted averages adjusted to a NYMEX equivalent price.

	1st-Q. 2006	2nd -Q. 2006	3rd-Q. 2006
Costless collar volumes	416 MMcfd	120 MMcfd	120MMcfd
Floor price	$7.69/Mcf	$8.50/Mcf	$8.51/Mcf
Ceiling price	$9.98/Mcf	$10.34/Mcf	$10.35/Mcf
Sell swap	4 MMcfd	4 MMcfd	4 MMcfd
Sales price	$4.82/Mcf	$4.45/Mcf	$4.35/Mcf
Additional information on North American natural gas hedging subsequent to the third quarter of 2006, as well as on natural gas hedging in the U.K. and crude oil hedging, is available on Burlington’s Web site at www.br-inc.com/docs/hedge.pdf.
Other 2006 Financial Parameters — Estimated expenses for the first quarter follow. The administrative range does not include merger-related costs.

1st-Q. 2006
Operating costs	$0.72 to $0.76/Mcfe
Administrative costs	$0.16 to $0.20/Mcfe
Transportation expense	$0.46 to $0.50/Mcfe
Depreciation, depletion & amortization	$1.40 to $1.50/Mcfe
Interest expense	$68 MM to $72 MM
Exploration costs	$60 MM to $80 MM
In addition, Burlington anticipates an effective income tax rate of 32 to 36 percent for the full year of 2006. The breakdown between current and deferred taxes for the year could vary widely depending on commodity prices and other factors.
A financial statement, as well as reserves, statistics and non-GAAP (generally accepted accounting principles) reconciliation tables, accompanies this release.
This press release and a package of financial and statistical information may be accessed from the Burlington Resources Web site home page (www.br-inc.com) by selecting the link entitled “4th-Qtr/Year-End 2005 Results Info Page,” and then selecting the resource desired.
Burlington Resources ranks among the world’s largest independent oil and gas companies, and holds one of the industry’s leading positions in North American natural gas reserves and production. Headquartered in Houston, Texas, the company conducts exploration, production and development operations in the U.S., Canada, the United Kingdom, Africa, China and South America. For additional information see the Burlington Resources Web site at www.br-inc.com.

(1)	See the accompanying tables for a reconciliation of GAAP and non-GAAP measures utilized in calculating discretionary cash flow, net debt to total capitalization, and return on capital employed, as well as statements of why management believes these measures are useful information for investors.

FORWARD-LOOKING STATEMENTS
This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the company’s periodic reports filed with the Securities and Exchange Commission.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
          In connection with the proposed transaction, ConocoPhillips has filed a preliminary registration statement on Form S-4, Burlington Resources will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4, PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. Investors may obtain free copies of the Form S-4, proxy statement and the other documents at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by ConocoPhillips free of charge by contacting ConocoPhillips Shareholder Relations Department at (281) 293-6800, P.O. Box 2197, Houston, Texas, 77079-2197. You may obtain documents filed with the SEC by Burlington Resources free of charge by contacting Burlington Resources Investor Relations Department at (800) 262-3456, 717 Texas Avenue, Suite 2100, Houston, Texas 77002, e-mail: IR@br-inc.com.
INTEREST OF CERTAIN PERSONS IN THE MERGER
          ConocoPhillips, Burlington Resources and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Burlington Resources’ stockholders in connection with the merger. Information about the directors and executive officers of ConocoPhillips and their ownership of ConocoPhillips stock will be set forth in the proxy statement for ConocoPhillips’ 2006 Annual Meeting of Stockholders. Information about the directors and executive officers of Burlington Resources and their ownership of Burlington Resources stock is set forth in Burlington Resources’ proxy statement for its 2005 annual meeting, which was filed with the SEC on March 10, 2005. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger.
          Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decision.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Discretionary Cash Flow
($ in Millions)
Below is a reconciliation of net cash provided by operating activities to discretionary cash flow.

	Fourth Quarter		Year Ended
	2005	2004	2005	2004

Net cash provided by operating activities	$1,573	$962	$4,536	$3,436
Adjustments:
Working capital	(131)	(63)	57	(54)
Changes in other assets and liabilities	(3)	(15)	(56)	(40)

Discretionary cash flow	$1,439	$884	$4,537	$3,342

(a)	GAAP — Generally Accepted Accounting Principles
Management believes that the Non-GAAP measure of discretionary cash flow is useful information for investors because it is used internally and accepted by the investment community as a means of measuring the company’s ability to fund its capital and dividend programs and to service its debt. Discretionary cash flow is also useful because it is widely used by professional research analysts in valuing, comparing ratings and providing investment recommendations of companies in the oil and gas exploration and production industry. Many investors use this published research in making investment decisions.

Burlington Resources Inc.
Reconciliation of GAAP to Non-GAAP Measure (a)
Net Debt to Total Capital Ratio
($ in Millions)
Below is a reconciliation of total debt to total capital ratio to net debt to total capital ratio.

	December 31,
	2005	2004

Total debt	$3,895	$3,889
Stockholders’ equity	8,909	7,011

Total capital	$12,804	$10,900

Total debt	$3,895	$3,889
Adjustment:
Less: Cash and cash equivalents	3,528	2,179

Net debt	$367	$1,710

Net debt	$367	$1,710
Stockholders’ equity	8,909	7,011

Total adjusted capital	$9,276	$8,721

Total debt to total capital ratio	30%	36%
Adjustment:
Less: Impact of cash and cash equivalents	26%	16%

Net debt to total capital ratio	4%	20%

(a)	GAAP — Generally Accepted Accounting Principles
Total debt to total capital ratio is calculated by dividing total debt by total debt plus stock- holders’ equity. Management believes that total debt to total capital ratio is useful to investors because it is helpful in determining a company’s leverage. Management also believes that since it has the ability to and may elect to use a portion of cash and cash equivalents to retire debt or incur additional expenditures without increasing debt, it is appropriate to apply cash and cash equivalents to debt in calculating net debt to total capital (Non-GAAP).

Burlington Resources Inc.
Return on Capital Employed (ROCE)
Reconciliation of GAAP to Non-GAAP Measure
($ in Millions)

	2005	2004
Net Income (For the year ended December 31)	$2,683	$1,527
Add: Interest expense after tax	186	187

Earnings before interest expense (After tax)	$2,869	$1,714

	December 31,			Average Balances
	2005	2004	2003	2005	2004

Total Debt (GAAP)	$3,895	$3,889	$3,873	$3,892	$3,881
Less: Cash and cash equivalents	3,528	2,179	757	2,854	1,468

Net debt (Non-GAAP)	367	1,710	3,116	1,038	2,413

Stockholders’ equity	8,909	7,011	5,521	7,960	6,266

Total capital net of cash and cash equivalents	9,276	8,721	8,637	8,998	8,679
Plus: Cash and cash equivalents	3,528	2,179	757	2,854	1,468

Total capital (GAAP)	$12,804	$10,900	$9,394	$11,852	$10,147

ROCE (GAAP)-year ended				24.2%	16.9%
Impact of cash and cash equivalents				7.7%	2.9%

ROCE (Non-GAAP)-year ended				31.9%	19.8%

ROCE is defined as net income plus after-tax interest expense divided by average capital (total debt plus stockholders’ equity). Above is a reconciliation of ROCE calculated using net debt (total debt less cash equivalents) in the average capital calculation (considered Non-GAAP) compared to ROCE calculated using total debt in the average capital calculation.
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that since it has the ability to and may elect to use a portion of the cash and cash equivalents to retire debt, the debt balance has been reduced for cash and cash equivalents. Management also believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity which measures the return on only the shareholders’ equity component of total capital employed.
(Note: interest expense is taxed based on the company’s effective tax rate.)

BURLINGTON RESOURCES INC.
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)

	Fourth Quarter		Year Ended
	2005	2004	2005	2004
	(In Millions, Except per Share Amounts)

Revenues	$2,372	$1,558	$7,587	$5,618

Costs and Other Income — Net
Taxes Other than Income Taxes	105	72	355	260
Transportation Expense	132	124	496	453
Operating Costs	207	161	697	587
Depreciation, Depletion and Amortization	338	306	1,313	1,137
Exploration Costs	110	81	293	258
Impairment of Oil and Gas Properties	50	90	50	90
Administrative	80	62	256	215
Interest Expense	71	71	281	282
(Gain)/Loss on Disposal of Assets	(123)	3	(240)	13
Other Expense — Net	17	—	38	19

Total Costs and Other Income — Net	987	970	3,539	3,314

Income Before Income Taxes	1,385	588	4,048	2,304
Income Tax Expense	458	188	1,365	777

Net Income	$927	$400	$2,683	$1,527

Basic Earnings per Common Share	$2.47	$1.03	$7.06	$3.90

Diluted Earnings per Common Share	$2.45	$1.02	$7.00	$3.86

This statement should be read in conjunction with the attached press release.

BURLINGTON RESOURCES INC.
SALES VOLUMES AND PRICES

	Fourth Quarter		Year Ended
	2005	2004	2005	2004	2003

Sales Volumes
Gas (MMCF/Day)
U.S.	993	916	950	908	865
Canada	777	800	804	819	867
International	158	184	151	187	167

Worldwide	1,928	1,900	1,905	1,914	1,899

NGLs (MBBLS/Day)
U.S.	42.6	44.3	42.5	41.7	37.4
Canada	23.3	24.2	24.2	23.6	27.4

Worldwide	65.9	68.5	66.7	65.3	64.8

Oil (MBBLS/Day)
U.S.	54.2	41.7	49.3	37.2	29.3
Canada	6.2	5.8	6.0	5.5	5.1
International	33.6	41.6	37.7	42.5	12.1

Worldwide	94.0	89.1	93.0	85.2	46.5

Total Equivalent (MMCFE/D)	2,887	2,846	2,863	2,817	2,567

Average Realized Prices
Gas ($/MCF)
U.S.	$10.29	$5.86	$7.61	$5.54	$4.87
Canada	10.11	6.46	7.54	5.85	5.12
International	6.37	4.26	5.16	3.64	3.07

Combined including hedging	9.43	5.97	7.22	5.49	4.83
Hedging loss	0.77	0.03	0.23	0.01	0.09

Combined before hedging	$10.20	$6.00	$7.45	$5.50	$4.92

NGLs ($/BBL)
U.S.	$33.51	$25.99	$27.97	$22.87	$18.42
Canada	47.72	34.72	40.68	29.79	23.08

Combined	$38.86	$29.04	$32.88	$25.38	$20.40

Oil ($/BBL)
U.S.	$53.70	$41.35	$51.83	$36.31	$28.08
Canada	55.03	42.26	52.20	37.70	31.11
International	55.03	36.50	51.10	35.94	23.49

Combined including hedging	52.80	39.28	50.77	36.25	27.22
Hedging loss	0.93	1.34	0.80	0.99	0.09

Combined before hedging	$53.73	$40.62	$51.57	$37.24	$27.31

	Oil (MMBbls)				NGL (MMBbls)				Gas (BCF)				BCFE
	USA	Canada	Int'l.	Total	USA	Canada	Int'l.	Total	USA	Canada	Int'l.	Total	Total

Proved Developed and Undeveloped Reserves

December 31, 2002	187.2	14.4	86.3	287.9	240.4	59.8	—	300.2	4,753	2,296	841	7,890	11,418
Revisions of previous estimates	(4.9)	0.4	1.7	(2.8)	19.8	(0.7)	—	19.1	(88)	(57)	(45)	(190)	(91)
Extensions, discoveries and other additions	11.0	2.8	—	13.8	22.9	12.0	—	34.9	425	427	54	906	1,198
Production	(10.7)	(1.9)	(4.4)	(17.0)	(13.6)	(10.0)	—	(23.6)	(315)	(317)	(61)	(693)	(937)
Purchases of reserves in place	0.5	0.1	—	0.6	0.6	0.3	—	0.9	131	9	79	219	228
Sales of reserves in place	(0.3)	(0.1)	—	(0.4)	(0.5)	(0.1)	—	(0.6)	(54)	(4)	—	(58)	(64)

December 31, 2003	182.8	15.7	83.6	282.1	269.6	61.3	—	330.9	4,852	2,354	868	8,074	11,752
Revisions of previous estimates	13.7	(0.7)	6.0	19.0	4.0	(8.5)	—	(4.5)	40	(77)	2	(35)	52
Extensions, discoveries and other additions	18.9	4.9	1.2	25.0	19.7	9.8	—	29.5	475	352	18	845	1,172
Production	(13.7)	(2.0)	(15.5)	(31.2)	(15.3)	(8.6)	—	(23.9)	(333)	(300)	(68)	(701)	(1,031)
Purchases of reserves in place	2.8	—	—	2.8	0.5	0.1	—	0.6	43	4	—	47	67
Sales of reserves in place	—	—	—	—	(0.1)	—	—	(0.1)	(1)	(3)	—	(4)	(5)

December 31, 2004	204.5	17.9	75.3	297.7	278.4	54.1	—	332.5	5,076	2,330	820	8,226	12,007
Revisions of previous estimates	(7.2)	(1.5)	(3.5)	(12.2)	39.4	1.0	—	40.4	(88)	34	(74)	(128)	42
Extensions, discoveries and other additions	8.7	2.0	14.2	24.9	27.8	11.3	—	39.1	522	465	3	990	1,374
Production	(18.0)	(2.2)	(13.8)	(34.0)	(15.5)	(8.8)	—	(24.3)	(347)	(293)	(55)	(695)	(1,045)
Purchases of reserves in place	0.7	—	—	0.7	1.8	0.2	—	2.0	120	6	—	126	142
Sales of reserves in place	(2.9)	—	—	(2.9)	(1.1)	(0.1)	—	(1.2)	(8)	(3)	—	(11)	(36)

December 31, 2005	185.8	16.2	72.2	274.2	330.8	57.7	—	388.5	5,275	2,539	694	8,508	12,484

Proved Developed Reserves
December 31, 2002	155.2	12.9	12.9	181.0	179.2	53.1	—	232.3	3,617	1,836	263	5,716	8,196
December 31, 2003	176.5	13.1	50.8	240.4	188.6	50.8	—	239.4	3,715	1,837	322	5,874	8,753
December 31, 2004	185.8	13.6	48.5	247.9	193.1	44.6	—	237.7	3,745	1,821	435	6,001	8,915
December 31, 2005	172.0	13.3	42.5	227.8	221.4	45.1	—	266.5	3,752	1,956	398	6,106	9,072